Exhibit 10.01

April 4, 2009

Sean Trauschke

13258 Bally Bunnion Way

Davidson, NC 28036

Dear Sean,

We are pleased to offer you the position of Vice President and Chief Financial Officer of OGE Energy Corp. and look forward to your acceptance by April 5, 2009. This letter will serve as our formal offer of terms of employment. The terms of this letter are subject to the approval of the Compensation Committee of the OGE Energy Corp. Board of Directors, which we will promptly seek.

The fundamental elements of the offer include:

Position:	Vice President and Chief Financial Officer

Initial Base Salary:	Your initial base salary will be at the annual rate of $382,500

Signing Bonus:

As an additional incentive to join our Company, you will receive a cash bonus of $175,000 to be payable in two installments, $87,500 payable within 30 days of your start date and the remaining $87,500 to be paid at 120 days from your start date (provided you are still employed) but, in any event, not later than September 1, 2009. (This will be considered taxable income and normal tax liability will be withheld.) Should you voluntarily resign or be terminated for cause within two (2) years after your start date, you will forfeit the entire $175,000 signing bonus and must repay to the Company the $175,000 (to the extent previously paid), including amounts withheld for taxes. This additional incentive is based upon my confidence in your ability to make important contributions to our organization in the near-term. For the purpose of this letter, the term “cause” shall mean your willful and continued failure to perform your duties (other than the failure resulting from incapacity due to physical or mental illness or injury) after a written demand for substantial performance is delivered to you specifically identifying the manner in which the CEO of the Company believes you have not substantially performed, or, the willful engaging by you, in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Annual Bonus Plan:

(Team$hare)

You will be eligible to participate in the OGE Energy Corp. Annual Incentive Compensation Plan (the “Annual Bonus Plan”) for the 2009 plan year through a Target Individual Award, subject to approval of the Compensation Committee of the Board of Directors of OGE Energy Corp. For the terms of the Annual Bonus Plan, please see the copy of the Plan included in the attached 2008 Proxy Statement. Your actual payout will be prorated from your start date and based on the targets to be approved by the Compensation Committee. Your Target Individual Award is 60% of Base Salary.

Long Term Incentive

Plan

You will be eligible to be presented to the Compensation Committee of the OGE Energy Corp. Board of Directors for approval to participate in an award of two (2) grants of performance units under the OGE Energy

Corp. 2008 Stock Incentive Plan.  The performance measures tied to payout for these grants are 75% Total Shareholder Return and 25% Earnings Per Share.  Participation is subject to you having begun employment by May 1, 2009, and approval of the Compensation Committee of the Board of Directors of OGE Energy Corp.

The first grant is for the Long Term Incentive Plan for 2009. The target percentage for your 2009 grant will be 105% of your Base Salary.  The performance Period will commence on April 1, 2009 and end on December 31, 2011. The payout potential for this award will be between 0 - 200% of the target.

You will also receive an additional grant of performance units with a target equal to $150,000.  The performance Period will commence on April 1, 2009 and end on December 31, 2010. The payout potential for this award will be between 0 - 150% of the target.

Severance	For the terms of the Stock Incentive Plan, please see the copy of the plan attached with this letter.

If the Company should terminate your employment within two (2) years of your start date, other than for cause, the Company shall pay you an amount equal to (1.5) times the sum of your then annual rate of base salary. Such amount will be paid in a lump sum within five (5) business days of your termination and receipt of such severance will be contingent on your signing a release at that time of any and all claims against the Company.

Relocation	The following relocation assistance will be provided:
•	Actual flight expenses for you to/from Charlotte, N.C., (maximum of 1 round trip per week) for the lesser of 9 months or the closing of home sale.
•	Payment for expenses incurred related to two house hunting trips, to include actual travel, lodging and meals for you and your spouse up to a total of 7 days.
•

Payment of traditional real estate commission of 6% associated with the selling of your house and closing costs on a house at the new location within 1 year of hire date. Consideration will be given to extending the 1 year period should market conditions warrant an extension.

•	Moving expenses, including packing and unpacking of household goods and personal effects and transportation to Oklahoma City for you and your family, coordinated through OGE Energy Corp.
•	Payment of storage fees for up to 90 days.
•	The company will reimburse for actual interim living expenses (up to $3000/month) for up to 9 months while relocating.

If you decide to terminate employment prior to your two(2) year anniversary date, you agree to repay the full amount of the moving expenses as provided above in bullet point four.

Each expense item relating to relocation as set forth above must be submitted for reimbursement timely so that the reimbursement payment may be made no later than the last day of the year following the year in which such expense was incurred. No expense item will be reimbursed after such deadline. The amount available for reimbursement of relocation expense that is available in one year will not affect the amount available for reimbursement in any other year, and no relocation payment may be subject to liquidation or exchange for another benefit.

Retirement, Health

And Other Benefits

You will be eligible to participate in the retirement, health, and each remaining employee benefit and related plan made available by OGE Energy Corp. to its employees and employees of its subsidiaries to the extent as other employees of comparable position with OGE Energy Corp. and subsidiaries. You will be provided with information concerning the terms (including eligibility) of our various benefits. Please note that coverage for you under the terms of the medical and dental plans will commence on the first day of employment.

401(k) Matching:

You will be eligible to participate in the OGE 401(k) program allowing you to contribute towards your retirement with OGE matching your contribution dollar for dollar up to 6 percent of Compensation as defined in the program.

Vacation:	You will be entitled to 4 weeks (20 days) of paid vacation annually in addition to all holidays observed by OGE Energy Corp. Vacation will be prorated for 2009.

All job offers are contingent on the successful completion with satisfactory results (satisfactory results are the sole discretion of OGE) of a pre-employment drug screen, physical and background investigation, including a credit check. Except for the promise to pay severance, the foregoing terms of employment are subject to reconsideration and change by the Company beginning in 2010 in the same manner that they are for other officers at OGE. Also, your employment with the Company is at-will and accordingly may be terminated by either you or the Company at any time. Neither this letter nor any other oral or written representations may be considered a contract for employment for any specific period of time.

Once we receive your signed acceptance of this offer, Carol Thomas will contact you to make arrangements to schedule the drug screening. Should you have any questions, please feel free to contact Molly Peters, 405-553-3142.

Sean, we are excited at the prospect of you joining our organization and look forward to a positive response. Please sign and return one copy of this letter to me by April 5, 2009, acknowledging your acceptance. Upon your acceptance, we will work toward a target start date of April 20, 2009.

Sincerely,

/s/ Pete Delaney

Pete Delaney,

Chairman, President and CEO OGE Energy Corp

Agree and Accept

/s/ Sean Trauschke

Name Sean Trauschke
Date April 5, 2009